Exhibit 99.1

Shelley Leibowitz Elected to Elastic’s Board of Directors

MOUNTAIN VIEW, Calif. --(BUSINESS WIRE)--Elastic (NYSE: ESTC) (“Elastic”), the company behind Elasticsearch and the Elastic Stack, today announced that its shareholders elected Shelley Leibowitz to its board of directors at the 2021 annual general meeting of shareholders (the “2021 AGM”) that took place earlier today. The term of office for Ms. Leibowitz will expire at the end of the 2024 annual general meeting of shareholders.

Leibowitz brings more than 30 years of information technology (IT) and business governance expertise to the Elastic Board of Directors, having formerly served as Chief Information Officer (CIO) for Morgan Stanley and The World Bank, as well as a board member for E*TRADE and MassMutual. She currently sits on the board of Morgan Stanley and several privately held fintech and information security companies.

Leibowitz has spent her career at the intersection of financial services and technology. She advises organizations in digital transformation, IT portfolio and risk management, information security and digital trust, performance metrics, and effective governance. She is a lifetime member of the Council on Foreign Relations and sits on numerous boards and councils, including the NY Board of BuildOn, a not-for-profit that runs service and learning programs in urban high schools across the United States.

About Elastic:

Elastic is a search company built on a free and open heritage. Anyone can use Elastic products and solutions to get started quickly and frictionlessly. Elastic offers three solutions for enterprise search, observability, and security, built on one technology stack that can be deployed anywhere. From finding documents to monitoring infrastructure to hunting for threats, Elastic makes data usable in real time and at scale. Thousands of organizations worldwide, including Cisco, eBay, Goldman Sachs, Microsoft, The Mayo Clinic, NASA, The New York Times, Wikipedia, and Verizon, use Elastic to power mission-critical systems. Founded in 2012, Elastic is a distributed company with Elasticians around the globe and is publicly traded on the NYSE under the symbol ESTC. Learn more at elastic.co.

Forward-Looking Statements

Certain statements herein are forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Our expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to the future conduct and growth of Elastic’s business and the markets in which Elastic operates. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in our most recent filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended April 30, 2021 and any subsequent reports filed with the SEC. SEC filings are available on the Investor Relations section of Elastic's website at ir.elastic.co and the SEC's website at www.sec.gov. Elastic assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by law.

Elastic and associated marks are trademarks or registered trademarks of Elastic N.V. and its subsidiaries. All other company and product names may be trademarks of their respective owners.

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Contacts
Jennifer Malleo
PR-Team@elastic.co

Source: Elastic N.V.